Exhibit 10.1

July 19, 2017

Ms. Margaret Kelsey
[ADDRESS]
[ADDRESS]

Dear Peggy:

On behalf of WEC Energy Group, I am pleased to confirm the offer of employment I have extended to you for the position of Executive Vice President, General Counsel and Corporate Secretary of WEC Energy.

Position and Base Salary
As we discussed, in order to provide for an orderly transition process with Susan Martin, you would be expected to join the company no earlier than September 1, 2017 and no later than October 1, 2017 as Executive Vice President. Following this, effective January 1, 2018 you would also become General Counsel and Corporate Secretary. You would report to me in both positions.

The annual base salary offered for this position is $500,000 payable in accordance with the Company’s regular payroll practices. Other compensation and benefits associated with this offer are outlined below.

Annual Incentive Plan
In addition to your base salary, you will participate in the Short-Term Performance Plan. Under this plan, your target award level is 70 percent of base salary. Payment is earned when you and the Company meet pre-established performance targets based on WEC financial performance and results against certain operational targets. Since the plan has an upside potential of 200 percent of the target award, payments may range from 0 percent to 140 percent of your base salary based on the degree to which the performance goals are met. Participation in this plan is reviewed annually. Your 2017 award will be prorated to reflect partial year participation.

Long-Term Incentive Awards
You will participate in the long-term incentive plan with a target compensation level of 150 percent of base salary. Awards may be in the form of stock options, restricted stock, performance units or such other form as approved by the Compensation Committee each year. The current practice is to award 65 percent of the target compensation level in the form of performance units, 20 percent in stock options, and 15 percent in restricted stock. These weightings and the forms of awards are subject to annual review. Awards have historically been made annually in early January.

Ms. Margaret Kelsey
July 19, 2017

Involuntary Severance Benefit
You will be provided with a cash payment equal to 1.5 times your then current base salary plus target annual incentive should your employment be involuntarily terminated by the company for any reason other than performance prior to your third anniversary of employment. This amount will be subject to required tax withholding and is subject to a waiver of legal claims against the company.

401(k) Plan
You will be eligible to participate in the company’s 401(k) plan. The company matches 100 percent of the first one percent of participant contributions and 50 percent of the next 6 percent of participant contributions, resulting in a 4 percent match on participant contributions of 7 percent.

Deferred Compensation
At the next annual enrollment period, you will be eligible to participate in the Executive Deferred Compensation Plan, which allows deferral of a portion of base salary and incentive awards into a nonqualified account. You will have the opportunity to select among two investment alternatives for any amounts you elect to defer. One alternative tracks the value of WEC common stock including reinvestment of common dividends and the other credits your balance at the then current prime rate of interest which is currently 4 percent per annum. The company matches amounts deferred to the plan consistent with the matching formula applied to the 401(k).

In addition, on the effective date of your employment, the Company will make a $150,000 contribution to your Executive Deferred Compensation Plan account. This contribution will vest on the third anniversary of your employment or in the event you receive the payment described in the Involuntary Severance Benefit above, and any payments subsequent to vesting will made according to the terms of the Executive Deferred Compensation Plan.

Retirement Savings Benefit
The company offers a defined contribution retirement savings plan with an annual contribution of 6 percent of base salary and annual incentive. Earnings on the account will be determined by performance of the investment funds you elect. Retirement income benefits are provided through both a tax-qualified and nonqualified plan to ensure that IRS limits on compensation recognized by the qualified plan do not impact the overall benefit.

Medical and Dental Benefits
You will be eligible to participate in the medical and dental benefit plans available to other management employees of the company. The company offers a consumer-driven health plan with an HSA savings option. The plan is administered through United Healthcare. Coverage begins on your first day of employment. Dental benefits are available at a subsidized cost through one of two dental maintenance organizations or through a comprehensive plan.

Ms. Margaret Kelsey
July 19, 2017

Life Insurance
You will be eligible for group term life insurance at two times your base salary at no cost. The company also offers an opportunity to purchase voluntary life insurance.

In addition, you will have an opportunity to participate in an Executive Life Insurance Benefit, which provides a benefit of three times your then current base salary to your beneficiary if you should die while employed with the company.

Long-term Disability
After six months of employment, you will be eligible for long-term disability benefits, which would begin on the 181st day after you become disabled. The company provides 60 percent base salary replacement at no cost to you. You will have the option to increase the benefit to 65 percent or 70 percent of salary, with the premium being paid by you.

Vacation & Holidays
You will be eligible for 25 days of vacation annually. Vacation eligibility for 2017 will be pro-rated based on your date of hire. The company is currently developing a new vacation schedule that will be in place beginning in 2018. Your vacation allocation in 2018 and subsequent years will be no less than 25 days. In addition, the company currently provides 10 paid holidays.

Financial Planning
You will be credited with an annual financial planning benefit of $18,000. You will have discretion to choose the provider.

Executive Physical Program
The company provides supplemental payment for some preventative screenings if the cost is not covered under the company’s medical plan. You may utilize your primary care physician or another medical provider of your choice. Expenses incurred through the Program are first submitted to insurance, and the remaining balance is considered under this benefit.

Stock Ownership Requirement
Attached is a copy of the company’s current stock ownership requirements. At your level you will be required to hold four times your annual salary in WEC stock within five years of your effective employment date. There are a wide range of holdings that contribute toward the guideline, including most notably the restricted and performance stock granted by the company as a part of the long term incentive awards described above.

Plan Documents and Future Changes
All benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description. Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures.

Other Terms
This offer is contingent upon the successful outcome of a criminal background investigation and

Ms. Margaret Kelsey
July 19, 2017

a pre-employment drug screen. The pre-employment drug screen timing will be communicated to you at a later date and you will be expected to comply with the screening requirement within 24 hours of notification. In addition, your employment would be considered at-will; that is, you could be discharged for any reason or no reason at all, at any time and without notice, and likewise, you may resign at any time and without notice.

This offer will remain open until July 31, 2017. Please acknowledge the details of this offer and your acceptance on the line below and return it to me. An additional copy of this offer is enclosed for your records. If you have any questions regarding the details of this offer, please feel free to contact me or Lisa George directly.

Sincerely,

/s/ Allen L. Leverett

Allen L. Leverett
President and
Chief Executive Officer

__________________

I have reviewed and accept this offer of employment.

Signature: /s/ Margaret C. Kelsey            Date: 07/25/17

Ms. Margaret Kelsey
July 19, 2017

Executive Stock Ownership

Officers should attain prescribed levels within five years.

Base Salary	Stock Ownership Target (Multiple of Base Salary)
CEO	6.0
≥$500,000	4.0
$400,000 - $499,000	3.5
$300,000 – $399,000	3.0
$200,000 - $299,000	2.5
$150,000 - $199,000	2.0
≤ $150,000	1.5

Types of holdings that contribute towards stock ownership guidelines:

Restricted stock - counts during the restricted period
WEC shares held in the deferred compensation plan (EDCP Plan)
401(k) Plan WEC shares/ESOP
Performance units at target - count during the performance period
Stock Plus shares
Shares owned by the individual
Shares held jointly with an immediate family member
Shares held in a trust

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